UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 16, 2009

IMMUNOSYN CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	005-82677	20-5322896
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4225 Executive Square, Suite 260,
La Jolla, CA 92037
(Address of Principal Executive Offices and Zip Code)

(888) 853-3663
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14A-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)   After the close of business on March 16, 2009, representatives of Immunosyn Corporation (the “Corporation”) received the resignation of Myron W. Wentz, Ph.D., Chairman of the Board of USANA Health Sciences, Incorporated, as a member of the Board of Directors of the Corporation requesting to be effective as of March 13, 2009.

As part of the Stock Purchase and Option Agreement dated March 13, 2008 between Dr. Wentz and Argyll Biotechnologies LLC, the Corporation’s largest shareholder (“Argyll Biotech”), pursuant to which Dr. Wentz purchased 400,000 shares of the Corporation’s Common Stock, as previously disclosed, Argyll Biotech agreed to nominate and/or cause Dr. Wentz (or his designee) to be elected to the Corporation’s Board of Directors at each annual meeting of stockholders for so long as Dr Wentz owns at least 200,000 shares of the Corporation’s Common Stock and Argyll Biotech agreed to vote all, or cause (to the extent within its control) to be voted all, shares of the Corporation’s Common Stock owned or controlled by Argyll Biotech, directly or indirectly, to be voted to elect Dr. Wentz or his designee to serve on the Corporation’s Board of Directors for so long as Dr. Wentz owns at least 200,000 shares of the Corporation’s Common Stock.  Dr. Wentz has reserved any rights he may have under this agreement or any other agreement with the Corporation or Argyll Biotech notwithstanding his resignation.

The Corporation will seek a candidate to fill this vacancy on its Board of Directors in the near future.

Section 9 – Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibit is filed with this Current Report.

Exhibit Number	Description
99.1	Press Release dated March 20, 2009 regarding the resignation of Dr. Myron Wentz from the Company’s Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned, hereunto duly authorized.

Dated: March 20, 2009	IMMUNOSYN CORPORATION

	By:	/s/ Douglas A. McClain, Jr.
Douglas A. McClain, Jr.
Chief Financial and Accounting Officer